GulfSlope Energy, Inc. 1331 Lamar Street, Suite 1665 281.918.4100	Exhibit 7.6

October 1, 2020

Delek Group, Ltd. 19 Abba Eban Blvd. POB 2054 Herzlia 4612001, Israel
Telephone: Attention:	(281) 918-4103 Leora Pratt Levin Niv Sarne

Re:
Convertible Debenture issued by GulfSlope Energy, Inc., a Delaware corporation (“GulfSlope”), to Delek GOM Investments, LLC, a Delaware limited liability company (“Delek”), on October 17, 2019, in the original principal amount of $1,220,548 (“Debenture”)

Ladies and Gentlemen:

This letter agreement (the “Agreement”) shall set forth the understanding between Delek and GulfSlope regarding the amount (the “Loan Payoff Amount”) necessary, as of September 30, 2020 (the “Scheduled Payoff Date”), to pay all principal, interest, and fees owing under the Debenture. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Debenture. The Loan Payoff Amount is set forth below:

Principal Amount	$1,220,548
Accrued and unpaid Interest	$129,211
Loan Payoff Amount	$1,349,759

The parties hereby agree that GulfSlope may fully satisfy the Loan Payoff Amount in exchange for the following consideration:

Cash Payment Amount	$1,220,548
Shares of Common Stock	17,500,000

The Cash Payment Amount portion of the Loan Payoff Amount set forth above must be paid at or before 4 p.m. (New York City time) on the Scheduled Payoff Date. On or before the third Business Day following the Schedule Payoff Date (the “Share Delivery Date”), GulfSlope shall (i) if legends are not required to be placed on certificates of Common Stock and provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which Delek shall be entitled to Delek’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (ii) if the

Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver a certificate, registered in the name of Delek, for 17,500,000 shares of Common Stock, which certificates shall not bear any restrictive legends unless required pursuant to federal or state securities laws and the rules and regulations of the Commission or state securities authorities to:

Leora Pratt Levin VP & General Counsel Delek Group Ltd 19, Abba Eban blvd. P.O.B 2054 Herzliya 4612001 Israel

The payment of both the Cash Payment Amount set forth above on the Scheduled Payoff Date and the issuance of the 17,500,000 shares of Common Stock to Delek on or before the Share Delivery Date shall constitute payment and satisfaction in full of all principal and interest owed to Delek (other than any contingent obligations for which no claim has been made that expressly survive the termination of the Debenture).

This Agreement confirms that, immediately upon receipt by Delek of the Loan Payoff Amount, (i) all liabilities, obligations, and indebtedness of GulfSlope for credit extended under the Debenture, interest thereof and fees thereunder shall be fully paid and discharged, (ii) the Debenture shall be deemed terminated and of no further force and effect, except for provisions of the Debenture which by their terms survive the payment of the principal and amount and interest, and (iii) Delek shall promptly procure, deliver or execute all further instruments and documents, and take any other actions, which are reasonably required and reasonably requested by GulfSlope to evidence the consummation of the payoff and other termination of the security interests contemplated hereby, in each case without recourse, without representation or warranty of any kind (either express or implied) and solely at the request and expense of GulfSlope.

All payments by GulfSlope hereunder shall be made in lawful currency of the United States of America and in immediately available funds, without setoff or counterclaim. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.

Notwithstanding anything herein to the contrary, if at any time all or any part of the Loan Payoff Amount or any other amount paid in respect of the obligations, is or must be rescinded, disgorged or otherwise returned by Delek for any reason whatsoever (including the insolvency, bankruptcy, reorganization or similar proceeding involving GulfSlope), the obligations, to the extent that such payment is or must be rescinded, disgorged or otherwise returned, shall be deemed to have continued in existence, notwithstanding any application by Delek, and the Debenture shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such application by Delek had not been made.

GulfSlope represents and warrants that it has reserved and has available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance of the shares of Common Stock hereunder, free from preemptive rights or any other actual contingent purchase rights of persons other than Delek, not less than 17,500,000 shares of the Common Stock. GulfSlope covenants that all such shares of Common Stock shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and registered for public sale in accordance with such Underlying Shares Registration Statement.

Nothing herein shall limit Delek’s right to pursue actual damages or declare an Event of Default under the Debenture for GulfSlope’s failure to deliver the Cash Payment Amount or certificates representing shares of Common Stock within the period specified herein and Delek shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security.  The exercise of any such rights shall not prohibit Delek from seeking to enforce damages pursuant to any other provision of the Debenture or under applicable law.

From and after the date hereof, GulfSlope agrees to reimburse Delek for costs incurred for any legal opinions paid for by Delek in connection with sale of shares of Common Stock issued pursuant to this agreement (provided that GulfSlope has first had the opportunity to obtain such a legal opinion on behalf of Delek). Delek shall notify GulfSlope of any such reasonable costs and expenses it incurs that are referred to in this section from time to time and such reasonable amounts owed hereunder, not to exceed $650 for any single legal opinion, and not to exceed $5,000 in the aggregate without GulfSlope’s prior written approval. Such costs shall be paid by GulfSlope on or before the tenth Business Day following after written request therefor from Delek.

This letter may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this letter agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this letter.

Notwithstanding anything to the contrary set forth herein, Delek shall not be required to physically surrender the Debenture to GulfSlope.

Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered:  upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail.  The addresses and e-mail addresses for such communications shall be:

If to GulfSlope, to:

GulfSlope Energy, Inc. 1331 Lamar St., Suite 1665 Houston, Texas 77010 Telephone: (281) 918-4103 Attention: John Malanga E-Mail: john.malanga@gulfslope.com

If to Delek:

Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

With Copy to:

Leora Pratt Levin VP & General Counsel Delek Group Ltd 19, Abba Eban blvd. P.O.B 2054 Herzliya 4612001, Israel Tel: (+972 9) 8638492 Fax: (+972 9) 8854955 E-mail: leorapl@delek-group.com or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

This letter shall be governed by, and construed in accordance with, the laws of the State of New York , without giving effect to conflicts of laws thereof.

THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF

ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

DELEK GOM INVESTMENTS, LLC,		GULFSLOPE ENERGY, INC

By:	/s/ Leora Pratt Levin	By:	/s/ John H. Malanga
Name:	Leora Pratt Levin	Name:	John H. Malanga
Title:	Authorized Person	Title:	CFO